EXHIBIT 11

                         EARNINGS PER SHARE COMPUTATIONS
                      (In Thousands Except Per Share Data)

                                                                          2002             2001              2000
                                                                         -------          -------          -------
     EARNINGS PER COMMON AND DILUTIVE
       POTENTIAL COMMON SHARE:
       Net Income                                                        $16,423          $73,223          $27,153
                                                                         =======          =======          =======
       Shares:
       Weighted average number of common
       shares outstanding - Basic                                         21,269           26,517           26,730
                                                                         =======          =======          =======
       EARNINGS PER SHARE - BASIC                                        $  0.77          $  2.76          $  1.02
                                                                         =======          =======          =======

       Shares:
       Weighted average number of common
          shares outstanding - Basic                                      21,269           26,517           26,730
       Effect of dilutive securities (a):
          Stock options                                                      109               93              232
                                                                         -------           ------          -------
        Adjusted common shares - Diluted                                  21,378           26,610           26,962
       EARNINGS PER SHARE - DILUTED                                      $  0.77           $ 2.75          $  1.01

(a) Shares issuable were derived using the "Treasury Stock Method" for all dilutive potential shares.